EXHIBIT 10.4
DEPARTURE AGREEMENT
Between the undersigned.
Norbert Dentressangle, a société anonyme organized under the laws of France, with a capital of EUR 19,672,482 having its registered office at 192 avenue Thiers - 69006 Lyon - France, registered with the registry of trade and companies of Lyon under number 309 645 539,
(hereinafter referred to as “NDSA” or the “Company”)
On the one hand
AND:
Mr. Hervé Montjotin, resident of France, [-]
(hereinafter referred to as “Mr. MONTJOTIN” or the “Executive”)
On the other hand
Mr. Montjotin and the Company being collectively referred to as the “Parties” and, each individually, as a “Party”.
In the presence of XPO Logistics, Inc., a company organized under the laws of Delaware, having its registered office at 5 Greenwich Office Park, Greenwich, Connecticut 06831, United States of America,
(hereinafter referred to as “XPO Logistics, Inc.” or the “Shareholder”)
Recitals
Mr. MONTJOTIN has been an employee of the Company since 5 September 1995 pursuant to an employment agreement entered into on the same date and amended from time to time and at the latest on 28 April 2015 (the “ND Employment Agreement”).
On 5 November 2012, he was appointed member and Chairman of the Management Board of the Company.
On 8 June 2015, the Shareholder acquired the control of the Company.
Following this acquisition, the Supervisory Board of the Company and Mr. MONTJOTIN acknowledged that Mr. MONTJOTIN did not manage to build with the worldwide senior management team of the XPO Group the close and efficient relationship required for the efficient collaboration required from him.
Accordingly, the Supervisory Board of the Company decided to terminate on 3 September 2015 Mr. MONTJOTIN’s mandate as member and Chairman of the Management Board (“révocation de son mandat de président et membre du directoire”).
The same reasons naturally compromised the continuation of the ND Employment Agreement, given the very senior position held by Mr. MONJOTIN as a Business Unit Director.
As a consequence, on 25 August 2015, Mr. MONJOTIN was invited to a preliminary meeting (entretien préalable) as the Company envisaged the termination of ND Employment Agreement. Such meeting was held on 1st September 2015 and Mr. MONJOTIN’s ND Employment Agreement was effectively terminated (licenciement) on 4 September 2015 by registered mail with receipt.
Mr. MONJOTIN further asked the Company to be relieved immediately of his duties and not to execute his notice period. The Company granted MR. MONJOTIN’s request and the last day of his employment contract was 5 September 2015.

Mr. MONTJOTIN and the Company disagree on (i) the duration and compensation of the non-compete undertakings bearing upon Mr. MONTJOTIN as per the ND Employment Agreement as well as (ii) the amount of termination allowance due to Mr. MONTJOTIN.
Without acknowledging the merits of the other Party’s arguments, the Parties have determined that it is in their mutual best interest to put an end to their dispute by entering into a settlement with respect to the right of Mr. MONTJOTIN to receive certain concessions set forth in Article 2 and to be indemnified as well as the scope of such indemnification, such settlement being pursuant to articles 2044 et seq. of the French civil code and containing mutual concessions (the “Compromise”).

ARTICLE 1.	Confirmation of certain matters by Mr. MONTJOTIN
Mr. MONTJOTIN confirms that he will continue to respect his fiduciary responsibilities to the Company and its subsidiaries in accordance with the confidentiality and non-disparagement obligations set forth in Article 4 and agrees to otherwise continue to abide by applicable provisions of the principles and guidelines set forth in the Company’s and the Shareholder’s policies and procedures, the terms of which are incorporated in this Agreement.
Mr. MONTJOTIN declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Company, or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to the date of this Agreement, with any governmental agency or court in any jurisdiction with respect to any matter covered by this agreement, and the Executive has no knowledge of any fact or circumstance which occurred during Mr. MONTJOTIN’s mandate as Chairman of the Management Board and that he would reasonably expect to result in any such claim against the Company, or any of its subsidiaries, affiliates or divisions by any third party.
Mr. MONTJOTIN further declares and represents that while he was an officer and employee of the Company he has not: (i) engaged in any conduct that constitutes misconduct with respect to his duties with the Company which has resulted or will result in material economic harm to the Company, or any of its subsidiaries, affiliates or divisions; (ii) knowingly violated the Company’s policies and procedures; (iii) facilitated or engaged in, and has no knowledge of, any financial or accounting improprieties or irregularities of the Company, or any of its subsidiaries, which would not be known by the Company’s Supervisory Board; or (iv) knowingly made any incorrect or false statements in any of his certifications relating to filings of the Company required under any applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any of the Company’s filings required under applicable securities laws.
Mr. MONJOTIN further acknowledges that the termination of ND Employment Agreement is based on real and serious grounds (cause réelle et sérieuse) in light of the lack of close and efficient relationship between Mr. MONTJOTIN and the worldwide management team of the XPO Group.
Mr. MONTJOTIN further acknowledges and agrees that the Company is entering into this agreement and agreeing to the Compromise in reliance on the representations contained in this Article 1.

ARTICLE 2.	Mutual concessions
Without acknowledging any liability or consenting to the claims raised in the context of their discussions, each Party makes the following concessions:
2.1    The Company makes the following concessions in favor of Mr. MONTJOTIN:

•
An indemnity amounting to a gross amount of EUR 497,936 (four hundred ninety-seven thousand nine hundred thirty six euros) will be paid to Mr. MONTJOTIN as a result of the termination of his ND Employment Agreement, which correspond to the following:

◦
417,234 (four hundred seventeen thousand two hundred thirty-four euros) Euros corresponding to the mandatory severance payment provided by the applicable collective bargaining agreement (indemnité conventionnelle de licenciement)

◦	80,702 (eighty thousand seven hundred two euros) Euros as a supplementary indemnity.

The payments shall be made by the Company, by wire transfer or cheque, no later than 11 September 2015.

•
It is specified that, in addition to this indemnity and in compliance with Mr. MONTJOTIN’s ND Employment Agreement with the Company (as amended from time to time), Mr. MONTJOTIN will be bound by the non-compete clause provided in this ND Employment Agreement, the duration of which is 2 years starting from the date of its termination (i.e; 5 September 2015). The Parties agree that the Territory defined in this ND Employment Agreement shall be extended to the twenty-eight member states of the European Union as of the date of the present undertaking, as well as Switzerland, the United States of America, Mexico and Canada.

As a result of this non-compete clause and taking into account the modifications of this non-compete clause included in the present undertakings, Mr. MONJOTIN shall be eligible, subject to the conditions and terms set forth in the ND Employment Agreement to a global gross compensation equal to EUR 1,251,974 (one million two hundred fifty-one thousand nine hundred seventy-four euros), to be paid monthly by the Company, payable monthly over this 2-year period.

•
The Company and Mr. MONTJOTIN shall communicate, both vis-à-vis the employees of the Company and its subsidiaries as vis-à-vis third parties, according to the communication plan proposed by Mr. MONTJOTIN and agreed by the Company as mentioned below.

•
Further, the Company shall ensure that Mr. MONTJOTIN will continue to benefit from the officer’s civil liability insurance policy subscribed by the Company to the benefit of its directors and officers, with respect to the period prior to 5 September 2015.

•
For the sake of clarity, the Company shall pay Mr. MONTJOTIN his accrued paid holidays as of 5 September 2015, and ensure that he will continue to benefit from his health and life insurance (assurance complémentaire et prévoyance) for a period of 1 year after this date. The Company will also allow him to transfer his professional mobile phone number to his personal mobile phone contract.

2.2
It is specified that, by a separate agreement between the Shareholder and Mr. MONTJOTIN, the Shareholder took the following undertakings vis-à-vis Mr. MONTJOTIN, such undertakings being taken into consideration by Mr. MONTJOTIN in his decisions to enter into this Compromise:

•
the duration of the non-compete clause provided under Annex A to the letter agreement signed between the Shareholder and Mr. MONJOTIN under the laws of the United States of America on 28 April 2015 (such letter agreement, including Annex A thereto, “the US Agreement”) shall be reduced, from three years to two (2) years and nine (9) months. This non-compete clause will enter into effect on the date of termination of the ND Employment Agreement, (i.e; 5 September 2015);

•
Mr. MONJOTIN has also received, on 5 September 2015, an award of 8,371 fully vested shares of Shareholder common stock with an aggregate grant date fair value of approximately EUR 250,000 as of the date hereof (the “Shares”), under the Shareholder’s Amended and Restated 2011 Omnibus Incentive Compensation Plan, as amended or restated from time to time, or any successor plan thereto (the “Equity Plan”). The Shares will be subject to a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly, from the Effective Time until the date that is two years and nine months following termination of the US Agreement (or, if earlier, Mr. MONTJOTIN’s death or a “Change of Control” (as defined in the Equity Plan)) and subject to all laws, rules, and regulations applicable to Mr. MONTJOTIN; provided that such lock-up shall not apply to Shares, if any, withheld, sold or otherwise transferred to the Shareholder to satisfy any applicable tax withholding in connection with the grant of the Shares.

In addition to any other legal remedies that the Company or the Shareholder may be entitled to by reason of any breach by Mr. MONTJOTIN under this Compromise, Mr. MONTJOTIN hereby agrees that in the event of any breach by Mr. MONTJOTIN under this Compromise, Mr. MONTJOTIN will be required, within ten (10) business days following the first date of such breach, to return to the Shareholder the Shares, including any proceeds received in connection with the sale or disposition of the Shares, in each case, including any dividends and distributions that Mr. MONTJOTIN received in respect of such Shares and net of any taxes paid by Mr. MONTJOTIN in respect of such Shares.
These concessions by the Company and the Shareholder are a fixed and definitive compensation satisfying the requirements for a concession (the “Compensation”).

2.3	In consideration of the granting of the Compensation, Mr. MONTJOTIN makes the following concessions in favor of the Company and the Shareholder:

•	For the sake of clarity, he waives any right with respect to the termination of his mandate as Chairman of the Management Board;

•
He waives any right with respect to the conclusion, the execution and the termination of his ND Employment Agreement and represents that he has been duly and definitively compensated for any consequence deriving from the conclusion, the execution and the termination of his ND Employment Agreement, including but not limited to potential claims for damages or wages;

•	He waives any rights with respect to the conclusion, the execution and the termination of his US Agreement;

•	He undertakes to cooperate with the Company with respect to any potential or actual litigation or investigations, in accordance with Article 3;

•
He undertakes to resign immediately from all his corporate mandates in the direct and indirect subsidiaries of the Company without any termination indemnity or cost whatsoever, and waives any rights he might have in this respect;

•
He undertakes to cooperate with the Company and the Company’s subsidiaries with respect to the completion of any formalities in relation to his former position as legal representative, and in relation to his replacement as legal representative by any successor;

•
He undertakes not to compete with the Company and its group in accordance with the provisions of article 4 and undertakes not to solicit employees of the Company and its group in accordance with the provisions of article 4;

•
He agrees to the confidentiality and return of property, and non-disparagement undertakings pursuant to Article 5, and in particular and without limitation, he undertakes not to communicate in any manner with, nor give any information whatsoever (under whatever form) to Eliott (and any person or entity acting with or on behalf of Eliott) regarding the Company or its subsidiaries, the Shareholder or the legal proceedings engaged by the Company and the Shareholder against Eliott.

ARTICLE 3.	Cooperation undertaking and representation with respect to litigation and investigations
In consideration of the mutual concessions set forth in this Agreement, Mr. MONTJOTIN confirms that he will, at the Company’s request, fully collaborate and cooperate with the Company on a truthful basis in the context of (i) any investigation or review initiated by the Company or any of its subsidiaries or by any governmental authority relating to events or occurrences that occurred while Mr. MONTJOTIN was serving as the Company’s Chairman of the Company’s Management Board, and (ii) any existing, future or potential dispute involving the Company or any judicial or administrative suit which may be brought against the Company or any subsidiaries in relation to events which occurred during Mr. MONTJOTIN’s mandate as Chairman of the Company’s Management Board, or in relation to the termination of such mandate, and (iii) the prosecution of any claims or actions now in existence or which may be brought in the future on behalf of the Company or any of its subsidiaries relating to events or occurrences that occurred while Mr. Chairman of the Management Board was serving as Chairman of the Company’s Management Board.
In the context of this cooperation, Mr. MONTJOTIN shall make himself reasonably available, at the request of the Company taking into account his professional or personal commitments or constraints, to take part in interviews with the Company or its legal advisors, to participate in court hearings or provide testimony before competent courts or administrative authorities (including being available for telephone conferences with outside counsel and/or personnel of the Company, being available for interviews, depositions, and/or to act as a witness on behalf of the Company), it being specified that the Company shall use its best endeavors to organize this cooperation in such places and at such times, which may comply with Mr. MONTJOTIN’s professional constraints. The Company shall reimburse reasonable expenses incurred in connection with the cooperation provided pursuant to this Article 3, such as phone, travel expenses, accommodation and meals, within the limits generally applicable to the Company’s employees.
More generally and without prejudice to the confidentiality undertakings provided herein, in the ND employment agreement and in the US Agreement, Mr. MONTJOTIN shall not cooperate in any manner with any person engaged in litigation or proceedings against the Company, the Shareholder or their respective subsidiaries.

ARTICLE 4.	Non-compete and non-solicitation undertakings
Mr. MONTJOTIN undertakes for a period expiring on 5 September 2017, to abide by the non-compete obligations provided in paragraph A of the amendment of the ND Employment Agreement of April 28, 2015, as reflected (as amended) in Schedule A hereto.
As mentioned above, the Parties hereby agree that the Territory defined in this ND Employment Agreement shall be extended to the twenty-eight member states of the European Union as of the date of the present undertaking, as well as Switzerland, the United States of America, Mexico and Canada.
The Parties agree that the Average Remuneration defined in the ND Employment Agreement shall be equal, for the purpose of the compensation of Mr. MONTJOTIN’s obligations under this non-compete and non-solicitation clause, to 625,987 Euros per year, i.e. 52,165,58 Euros per month.
Further, Mr. MONTJOTIN undertakes vis-à-vis the Shareholder to abide by the non-compete and non-solicitation undertakings provided in the US Agreement, being specified that its duration has been reduced by separate agreement from three (3) years to thirty three (33) months as mentioned in Article 2.2 above.

ARTICLE 5.	Confidentiality, return of property and non-disparagement undertakings
Without prejudice to his legal obligations, Mr. MONTJOTIN undertakes, for all time after this agreement and in any event for a ten (10)-year period as from the date hereof, to abide by the confidentiality and return of property obligations provided in paragraph B of the amendment of the ND Employment Agreement of April 28, 2015, as reflected in Schedule B hereto.
Without prejudice to their legal obligations, each of Mr. MONTJOTIN and the Company undertakes, at all time after this agreement and in any event for a period of ten (10) years, to abide by the non-disparagement obligations provided in paragraph C of the amendment of the ND Employment Agreement of April 28, 2015, as reflected in Schedule C hereto. The Company and the Shareholder undertake in particular, if asked about Mr. MONTJOTIN professional capabilities, to describe them positively.
More generally, Mr. MONTJOTIN acknowledges (i) that the Company is listed on stock exchanges in France, and (ii) the consequences of such listing in terms of applicable law and regulation (including with respect to inside information).

ARTICLE 6.	Communication
The Parties agree on the communication plan regarding the departure of Mr. MONTJOTIN, including the press release and the message to certain managers, as described in Schedule D.
Mr. MONTJOTIN undertakes not to communicate regarding his departure from the Company and more generally from the XPO Group, except with the express authorization from the Company and in any event in a way fully consistent with the communication plan mentioned above.
The Company undertakes to communicate about the departure of Mr. MONTJOTIN only in a way fully consistent with the said communication plan.

ARTICLE 7.	Breach of Mr. MONTJOTIN’s covenants hereunder
In the event of a breach by Mr. MONTJOTIN of the covenants vis-à-vis the Company or the Shareholder under this Compromise, the Company may cease paying the compensation set forth herein in consideration for the non-compete and non-solicitation undertakings and Mr. MONTJOTIN shall reimburse to the Company all of the compensation granted in respect of such non-compete and non-solicitation undertakings. In addition, in the event of any breach by Mr. MONTJOTIN of any covenants vis-à-vis the Company or the Shareholder hereunder, Mr. MONTJOTIN hereby agrees to pay to the Company, liquidated damages in a cash amount equal to all amount paid under hereunder to the exception of the indemnité conventionnelle de licenciement (in any event not less than twelve (12) months’ of the Average Remuneration as defined in Article 4 above) (the “Liquidated Damages”). The payment of the Liquidated Damages shall not preclude any right of the Company or the Group to bring legal proceedings against Mr. MONTJOTIN for compensation for the damages actually sustained by the Company as a result of Mr. MONTJOTIN breach of the covenants hereunder and to apply for an injunction of such activity under penalty of a fine.
It is specified for the sake of clarity that this clause amends and supplements the corresponding clause provided in the MS Employment Agreement with respect to the non-compete and non-solicitation undertakings and reflected in Schedule A.

ARTICLE 8.	Authority of res judicata
Pursuant to articles 2044 et seq. of the French civil code, the Compromise puts a definitive end to the dispute defined in the Recitals.
The Compromise has between the Parties, the authority of res judicata of a final judgment and therefore can neither be revoked or challenged for any reason or by any means whatsoever, nor attacked on account of an error of law, nor on account of loss.

ARTICLE 9.	Statement
The Parties hereby acknowledge that they have been fully informed of the consequences of this Compromise, particularly as regards applicable employment and tax legislation. It is expressly agreed that each Party shall be personally responsible for any claim made by any tax or social security institution (in particular the application of social security contributions, CSG and CRDS taxes to the amounts transferred), without any remedy of one Party against the other.
The Parties hereby acknowledge that they were provided with the relevant information and a sufficient reflection period to be able to appreciate the full extent of their rights.
The Parties also declare that the Compromise accurately reflects the outcome of their preliminary discussions and undertake to perform the obligations set forth in the Compromise in good faith, it being specified that the performance by the Company of its obligation hereunder is not subject to any authorization, approval or other condition of whatever nature. It is specified that this Compromise has been authorized by the Supervisory Board of the Company on 3 September 2015, pursuant to the related-party control procedure.

ARTICLE 10.	Applicable Law and competent courts
This Compromise is governed by French law and any dispute about the validity, interpretation or execution of the Compromise shall be subject to the exclusive competence of the French Courts, being specified, however, that this clause shall not apply to any matters in relation to the termination of the US Agreement which are governed according to this agreement.
Executed in two original versions, in Lyon, on 5 September 2015
Mr. MONTJOTIN*                            For Norbert Dentressangle SA
M. ……..*

Bon pour transaction forfaitaire, définitive,
irrévocable et sans reserves.

/s/ Hervé Montjotin

XPO Logistics, Inc.
M. Gordon Devens

Bon pour transaction forfaitaire, définitive,                    Bon pour transaction forfaitaire, définitive,
irrévocable et sans reserves.                        irrévocable et sans reserves.

/s/ Gordon Devens                            /s/ Troy Cooper

* initial each page. On the last page, signature preceded by the handwritten notation « bon pour transaction forfaitaire, définitive, irrévocable et sans réserves »

Exhibit A
Non-compete and non-solicitation undertakings
(abstract of the ND Employment Agreement)

A.	Non-compete clause and non-solicitation
In order to conserve the legitimate interests of the Company and the Norbert Dentressangle Group (an international Group) (the “Group”), as well as its development in a market sector which is highly competitive, and taking into consideration the nature of the strategic and confidential information which Mr. Montjotin has access to, Mr. Montjotin hereby agrees to the non-competition and non-solicitation covenants described herein.
In the event of a termination of Mr. Montjotin’s employment with the Company as member of the Board of directors, for whatever cause, initiated by whatever party and at whatever time, Mr. Montjotin hereby covenants:

(a)
To not occupy a position of manager, corporate officer, board member, member of the board of directors, member of the supervisory board, employee, or hold the position of consultant or advisor or any other activity within or for a business in competition with the Businesses anywhere in the Territory, and to not be interested in, directly or indirectly, personally or through another person, in any way or by any means whatsoever, a business in competition with the Businesses anywhere in the Territory, including if the position concerned is with an entity that does not have, itself, a business in competition with the Businesses anywhere in the Territory if the function that Mr. Montjotin holds leads him to (i) dedicate all or part of his time to a subsidiary or a company belonging to the same group as such entity that has a competing business with the Businesses anywhere in the Territory or (ii) participate, directly or indirectly, in activities in competition with the Businesses anywhere in the Territory;

(b)
To not solicit the clients of the Company or any Company in the Group for tendering processes or market offers ongoing at the date of Mr. Montjotin’s termination of employment in which the Company or any Company in the Group participates; and,

(c)
To not solicit, directly or indirectly (including through a third party rendering services), for his own benefit or for the benefit of a third party, any employees or corporate officers of the Company or any Company in the Group, and to not employ or retain the services of employees or corporate officers of the Company or any Company in the Group having invested, directly or indirectly, in the Company or any Company in the Group, in order for any such employees or corporate officers to provide services for Mr. Montjotin or to report to Mr. Montjotin, directly or indirectly.

These covenants will be enforceable in the Territory during a period of two (2) years, commencing upon the termination of Mr. Montjotin’s employment with the Company and the Group (the “Restricted Period”).
As used in this Annex, “Businesses” is defined as the business of the Company and the Group as of the date Mr. Montjotin’s employment with the Company and the Group is terminated, including:

(i) any providers of third-party logistics services, including only by way of illustration, freight brokerage, freight forwarding, expediting, internet load boards, last-mile delivery logistics or intermodal providers, or firms such as, by way of example, DSV, Panalpina, DHL, Ceva, Kuehne + Nagle, CH Robinson or Expeditors International of Washington, Inc.; and

(ii) an individual or business that otherwise competes with the Company’s or the Group’s business anywhere in the Territory.
“Territory” designates the twenty-eight member states of the European Union as of the date of the present undertaking, as well as Switzerland, the United States of America, Mexico and Canada.
In consideration of the non-compete and non-solicitation covenants set forth herein, Mr. Montjotin will receive, starting upon the date of Mr. Montjotin’s termination of employment with the Company and the Group, for each month during the Restricted Period and while the non-compete and non-solicitation covenants set forth herein are in effect, a cash amount equal to fifty percent (50%) of the average of Mr. Montjotin’s monthly remuneration (base and variable remuneration, excluding all other premiums or compensation, of whatever nature, whether direct or indirect, in kind or in cash or any other remuneration from the Company or the Group, and notably any remuneration granted in accordance with company officer mandate(s)) received during the twelve (12) months immediately preceding Mr. Montjotin’s termination of employment with the Company and the Group (the “Average Remuneration”).

For the avoidance of doubt:

•	the compensation described in the immediately preceding sentences includes any compensation in lieu of paid leave (indemnités de congés payés).

•	“termination of employment,” as referred to in the immediately preceding paragraph refers to the notification of the termination of the employment contract.
Should the notification of Termination of the contract occur during the 24 months following the closing date under the Stock Purchase Agreement by which XPO acquired a majority interest in ND (the “Closing Date”), Mr. Montjotin will be granted a supplementary compensation equal to 50% of the Average remuneration increasing the amount to a total of 100% of the Average remuneration.
Mr. Montjotin acknowledges that in light of his training and experience, the covenants set forth herein are not in any way likely to prevent him from performing a professional activity or finding a job that is consistent with his qualifications and the level of responsibility to which he aspires, excluding jobs relating to the freight road transportation business with which he has worked for the Company and the Group.
In order to waive the non-competition and non-solicitation covenants set forth herein, the Company must provide Mr. Montjotin, with written notice (by registered letter with proof of receipt) within ten (10) days following the delivery of notice of termination of Mr. Montjotin’s employment with the Company and the Group, and in no case later than the effective date of the Mr. Montjotin’s termination with the Company and the Group. If the Company does so elect to waive the non-competition and non-solicitation covenants, the Company shall be released from any obligation to make any payment to Mr. Montjotin in consideration of the non-compete and non-solicitation covenants hereunder.
For as long as Mr. Montjotin shall be bound by the covenants contained herein, Mr. Montjotin shall notify the Company of all information pertinent to his professional activity and/or duties in order for the Company to ensure compliance.
In the event of a breach by Mr. Montjotin of the covenants hereunder, the Company may cease paying the compensation set forth herein and Mr. Montjotin shall reimburse to the Company all of the compensation granted in respect of such covenants hereunder. In addition, in the event of any breach by Mr. Montjotin of the covenants hereunder, Mr. Montjotin hereby agrees to pay to the Company, liquidated damages in a cash amount equal all amount paid under hereunder (but in any event twelve (12) months’ of the Average Remuneration) (the “Liquidated Damages”).
The payment of the Liquidated Damages shall not preclude any right of the Company or the Group to bring legal proceedings against Mr. Montjotin for compensation for the damages actually sustained by the Company as a result of Mr. Montjotin breach of the covenants hereunder and to apply for an injunction of such activity under penalty of a fine.